Exhibit 11



DAKA INTERNATIONAL, INC.

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

QUARTERS AND SIX MONTHS ENDED DECEMBER 30, 1995 AND DECEMBER 31,
1994



	Quarters ended 		Nine Months ended

	December 30, 1995 	December 31, 1994 	December 30, 1995
	December 31, 1994

Primary:

Net income 	$   3,907    	$   2,764    	$   6,051    	$   4,346


Net income available to common stockholders 	     3,907
2,364    	     6,051    	     3,946



Weighted average number of common shares outstanding 	7,042
	3,817    	6,284    	3,798

Additional shares assuming conversion of stock options
370    	        227    	        348    	        222

Average common shares outstanding and equivalents 	     7,412
	     4,044    	     6,632    	     4,020



Primary earnings per share:

Net income 	$     0.53    	$     0.58    	$     0.91    	$
0.98



Fully Diluted:

Net income available to common stockholders 	3,907    	2,364
	6,051    	3,946

Dividend on Preferred Stock 	 	400    	 	400

Interest expense on Convertible Notes, after tax effect
143    	        317    	        359    	        637

	$   4,050    	$   3,081    	$   6,410    	$   4,983



Weighted average number of common shares outstanding 	7,042
	3,817    	6,284    	3,798

Weighted average number of shares related to notes converted,
prior to conversion 	 177    	 272    	 316    	 286

Weighted average number of shares related to Preferred Stock,
prior to conversion 	 	 	 599

Additional shares issuable upon conversion of Preferred Stock
	265    	2,222    	265    	2,222

Additional shares issuable upon conversion of Notes 	1,004
	2,094    	1,004    	2,094

Additional shares issuable upon conversion of stock options
    370    	        228    	        348    	        227

	     8,858    	     8,633    	     8,816    	     8,627



Fully diluted earnings per share:

Net income 	$     0.46    	$     0.36    	$     0.73    	$
0.58